Exhibit 99.1

Immediate Release Contact: Ken Lamb: (248) 754-0884
BorgWarner posts third quarter earnings of $0.15 per diluted share lean operations drive improved profitability
     Auburn Hills, Michigan, October 28, 2009 —BorgWarner Inc. (NYSE: BWA) reported third quarter U.S. GAAP earnings of $0.15 per diluted share today compared with $(1.12) per diluted share in the third quarter of 2008. The sequential gain in income from second quarter 2009 is attributable to continuous improvement in operational efficiency in combination with higher sales. Positive free cash flow of $13.6 million in the quarter (net cash provided by operating activities less capital expenditures, including tooling outlays), further strengthened the balance sheet.
     Third Quarter Highlights:
•	Sales were $1,027.8 million.

•	U.S. GAAP earnings were $0.15 per diluted share.

•	Operating income was $27.5 million, or 2.7% of sales.

•	Net cash provided by operating activities was $226.3 million for the first nine months of 2009.

•	Net debt decreased $88.0 million since the end of 2008.

•	Net debt to capital ratio was 21.3%.
Comment and Outlook: “BorgWarner’s continued focus on execution generated positive results during the quarter,” said Timothy Manganello, Chairman and CEO. “Our earnings performance in the third quarter, which has lifted us to near breakeven levels year to date on a recurring basis, is a direct result of resizing our business for profitability at these sales levels. Our decremental margin in the quarter was approximately 15%, significantly better than our target range of 20% to 25%. As a result of actions taken over the last twelve months, BorgWarner is a much leaner company now with a renewed commitment to operational excellence and efficiency.”
     Commenting on the remainder of the year, Manganello noted, “We continue to be cautiously optimistic about the fourth quarter. We expect production volumes to be incrementally higher than third quarter levels in North America, while visibility in Europe remains limited due to uncertainty surrounding consumer demand, the impact of expiring government-sponsored incentive programs and other market dynamics. Ultimately, we expect it to be another profitable quarter for our company. Furthermore, our leadership in fuel-efficient technologies, combined with the company’s diversified customer base and broad geographic presence should enable BorgWarner to achieve sustained profitable growth over the long term.”
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BORGWARNER REPORTS THIRD QUARTER 2009 RESULTS/2
     Financial Results: For the third quarter 2009, sales were $1,027.8 million, down 22.0% compared with $1,316.9 million in the third quarter 2008. Excluding the negative impact of currency, the decline would have been approximately 18%. Net income in the quarter was $17.2 million, or $0.15 per diluted share, compared with a loss of $(130.4) million, or $(1.12) per diluted share, in third quarter 2008. The third quarter 2008 loss included a restructuring charge of $(0.16) per diluted share, a charge of $(1.27) per diluted share for a goodwill adjustment related to the BERU acquisition, a valuation adjustment for foreign tax credits of $(0.12) per diluted share, and a charge related to the outcome of retiree healthcare benefits litigation of $(0.03) per diluted share. The impact of foreign currencies, primarily the lower Euro, lowered sales by approximately $50 million in third quarter 2009 compared with third quarter 2008, and reduced earnings by approximately $(3) million, or $(0.03) per diluted share.
     For the first nine months of 2009, sales were $2,763.5 million, down 36.2% compared with $4,332.4 million in the first nine months of 2008. Excluding the negative impact of currency, the decline would have been approximately 31%. Net income in the first nine months of 2009 was a loss of $(25.7) million, or $(0.22) per diluted share, compared with income of $45.8 million, or $0.39 per diluted share, in the first nine months of 2008. The loss in the first nine months of 2009 included a $(0.29) per diluted share loss related to restructuring activities, a $(0.03) per diluted share net loss from interest rate derivative agreements, a $(0.03) per diluted share loss upon adoption of Topic 805, Business Combinations (formerly referred to as FAS 141R), for the treatment of on-going acquisition-related activity, and a $0.15 per diluted share net gain related to retiree obligations resulting from the closure of the Muncie, Indiana, Drivetrain facility. The first nine months of 2008 net income included a third quarter restructuring charge of $(0.16) per diluted share, a charge of $(1.24) per diluted share for a goodwill adjustment related to the BERU acquisition, a valuation adjustment for foreign tax credits of $(0.11) per diluted share, a charge related to the outcome of retiree healthcare benefits litigation of $(0.03) per diluted share, and purchase accounting adjustments related to the acquisition of BERU of $(0.04) per diluted share. The impact of foreign currencies, primarily the lower Euro, reduced sales by approximately $232 million in the first nine months of 2009 compared with first nine months of 2008, and reduced the loss in earnings by approximately $(3) million, or $(0.03) per diluted share.
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BORGWARNER REPORTS THIRD QUARTER 2009 RESULTS/3
     The following table reconciles the company’s non-U.S. GAAP amounts included in the press release to the most directly comparable U.S. GAAP amounts and is provided for comparisons with other results:

	Third Quarter		First Nine Months
Net earnings or (loss) per diluted share	2009	2008	2009	2008

Non — U.S. GAAP	$0.15	$0.44	$(0.03)	$1.97

Reconciliations:
Restructuring activities		(0.16)	(0.29)	(0.16)
Goodwill impairment charge		(1.27)		(1.24)
Tax valuation allowance		(0.12)		(0.11)
DTP retiree outcome		(0.03)		(0.03)
BERU purchase accounting				(0.04)
Interest rate derivative agreements			(0.03)
Topic 805, Business Combinations, adoption			(0.03)
Change in retiree obligations related to Muncie closure			0.15

U.S. GAAP	$0.15	$(1.12) *	$(0.22) *	$0.39

*	Column does not add due to rounding
     The Company’s operating income was $27.5 million in third quarter 2009 versus an operating loss of $(103.9) million in third quarter 2008. Excluding non-recurring items, operating income in third quarter 2008 was $71.9 million, or 5.5% of sales. Research and development spending was $41.4 million, or 4.0% of sales, versus $50.7 million, or 3.8% of sales, in third quarter 2008.
     Net cash provided by operating activities was $226.3 million in the first nine months of 2009 versus $265.1 million in the first nine months of 2008. Investments in capital expenditures, including tooling outlays, totaled $127.2 million during the first nine months of 2009, compared with $265.6 million for the same period in 2008. Balance sheet debt increased by $67.4 million at the end of the quarter compared with the end of 2008 primarily due to the net impact of the issuance of $373.8 million in convertible senior notes, the retirement of $136.7 million in senior notes and payments related to other short term debt obligations. Cash on hand increased by $155.4 million during the same period.
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BORGWARNER REPORTS THIRD QUARTER 2009 RESULTS/4
     Engine Group Results: Demand for the company’s engine products in the third quarter was an improvement over the second quarter, but was still weak compared with the same period a year ago. Engine segment net sales decreased to $735.3 million, or 24.5%, compared with $974.1 million in the prior year’s quarter. Excluding the negative impact of currency, sales were down approximately 21%. Earnings before interest and income taxes were $56.6 million.
     Drivetrain Group Results: Drivetrain segment third quarter sales were relatively strong considering the weakened state of the industry. Sales were $296.8 million, down only 14.5% compared with $347.2 million in third quarter 2008. Excluding the negative impact of currency, sales were down approximately 10%. Earnings before interest and income taxes were $7.5 million.
     Recent Highlights: During the quarter, the company announced it has been selected to supply turbochargers and exhaust gas recirculation (EGR) valves for various cars and light commercial vehicles manufactured by First Automotive Works (FAW), China’s oldest and largest vehicle manufacturer, beginning in 2010. Located in Changchun, China, FAW sold 1.5 million vehicles in 70 countries last year. BorgWarner’s proven turbocharging and EGR technologies will help FAW meet China 4 emissions standards, which are equivalent to Euro 4 emissions standards.
     Also, BorgWarner has been selected to supply its friction materials and plates for the new ZF 8-speed automatic transmission (8HP), debuting on the 2010 BMW 760i. BorgWarner’s friction technology helps reduce drag losses, allowing the transmission to achieve improved fuel economy and outstanding performance.
     The Company also announced the supply of collated friction packs and roller one-way clutch assemblies for the new generation of six-speed front-wheel drive automatic transmissions from the Hyundai-Kia Automotive Group. Consisting of five variants, the new transmission family will ultimately drive 16 Hyundai and Kia vehicles powered by 2.0- to 3.8-liter gasoline and diesel engines. Debuting on the Hyundai Grandeur/Azera near-luxury sedans earlier this year, future applications for the new transmission family will include Hyundai’s new Tucson, Sonata and Santa Fe, as well as Kia’s new Sorento and Borrego (Mohave), among others.
     Additionally, BorgWarner was chosen to supply variable turbine geometry (VTG) turbochargers to boost John Deere Power Systems Interim Tier 4/Stage III B PowerTech™ PVX and PowerTech™ PSX 4.5L, 6.8L and 13.5L diesel engines for agricultural, construction, forestry and OEM applications. BorgWarner’s turbocharging technology helps these new industrial engines meet stringent Interim Tier 4/Stage III B regulations for off-highway applications. These regulations require up to a 50% reduction in nitrogen oxide (NOx) emissions compared with previous standards.
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BORGWARNER REPORTS THIRD QUARTER 2009 RESULTS/5
     And, BorgWarner announced another eGearDrive™ transmission application on the all-electric CODA sedan, scheduled for introduction in California in 2010. Ideally suited for full performance electric vehicles on either front-wheel drive or rear-wheel drive transverse driveline applications, the BorgWarner 31-03 eGearDrive™ single-speed transmission delivers high torque capacity, high efficiency, and low noise, vibration and harshness (NVH) in a compact package.
     At 9:00 a.m. ET today, a brief conference call concerning third quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml
     Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
Additional Important Information
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook”, “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.
Financial Tables Follow
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BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$1,027.8	$1,316.9	$2,763.5	$4,332.4
Cost of sales	876.0	1,114.6	2,415.9	3,567.8

Gross profit	151.8	202.3	347.6	764.6

Selling, general and administrative expenses	125.9	134.8	315.4	450.4
Restructuring expense	—	25.0	50.3	25.0
Goodwill impairment charge	—	146.8	—	146.8
Other (income) expense	(1.6)	(0.4)	(1.6)	2.8

Operating income (loss)	27.5	(103.9)	(16.5)	139.6

Equity in affiliates’ earnings, net of tax	(6.5)	(9.2)	(11.5)	(30.2)
Interest income	(0.5)	(2.2)	(1.7)	(6.4)
Interest expense and finance charges	13.0	11.2	41.1	28.5

Earnings (loss) before income taxes and noncontrolling interest	21.5	(103.7)	(44.4)	147.7

Provision (benefit) for income taxes	1.5	24.3	(24.2)	87.7

Net earnings (loss)	20.0	(128.0)	(20.2)	60.0

Net earnings attributable to the noncontrolling interest	2.8	2.4	5.5	14.2

Net earnings (loss) attributable to BorgWarner Inc.	$17.2	$(130.4)	$(25.7)	$45.8

Earnings (loss) per share — diluted	$0.15	$(1.12)	$(0.22)	$0.39

Weighted average shares outstanding (millions) — Diluted	117.5	116.0	116.4	118.0
Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Capital expenditures, including tooling outlay	$38.9	$103.4	$127.2	$265.6

Depreciation and amortization:
Fixed assets and tooling	$58.8	$66.8	$172.9	$202.3
Other	7.2	6.7	19.1	21.1

	$66.0	$73.5	$192.0	$223.4

Income Statement

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Engine	$735.3	$974.1	$2,030.2	$3,181.2
Drivetrain	296.8	347.2	743.8	1,171.4
Inter-segment eliminations	(4.3)	(4.4)	(10.5)	(20.2)

Net Sales	$1,027.8	$1,316.9	$2,763.5	$4,332.4

Segment Earnings (Loss) Before Interest and Income Taxes (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Engine	$56.6	$94.1	$136.5	$358.4
Drivetrain	7.5	(2.9)	(34.0)	37.2

Segment earnings before interest and income taxes (“Segment EBIT”)	64.1	91.2	102.5	395.6
Muncie closure retiree obligation net gain	—	—	27.9	—
Corporate, including equity in affiliates’ earnings and stock-based compensation	(30.1)	(14.1)	(85.1)	(54.0)

Consolidated earnings before interest and taxes (“EBIT”)	34.0	77.1	45.3	341.6
Restructuring expense	—	25.0	50.3	25.0
Goodwill impairment charge	—	146.8	—	146.8
Interest income	(0.5)	(2.2)	(1.7)	(6.4)
Interest expense and finance charges	13.0	11.2	41.1	28.5

Earnings (loss) before income taxes and noncontrolling interest	21.5	(103.7)	(44.4)	147.7
Provision (benefit) for income taxes	1.5	24.3	(24.2)	87.7

Net earnings (loss)	20.0	(128.0)	(20.2)	60.0
Net earnings attributable to the noncontrolling interest	2.8	2.4	5.5	14.2

Net earnings (loss) attributable to BorgWarner Inc.	$17.2	$(130.4)	$(25.7)	$45.8

Segments

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2009	December 31, 2008

Assets

Cash	$258.8	$103.4
Receivables, net	779.6	607.1
Inventories, net	314.6	451.2
Other current assets	151.9	146.5

Total current assets	1,504.9	1,308.2

Property, plant and equipment, net	1,525.0	1,586.2
Other non-current assets	1,761.3	1,749.6

Total assets	$4,791.2	$4,644.0

Liabilities and Stockholders’ Equity

Notes payable	$76.8	$183.8
Current portion of long-term debt	—	136.9
Accounts payable and accrued expenses	973.2	923.0
Income taxes payable	4.6	6.3

Total current liabilities	1,054.6	1,250.0

Long-term debt	770.9	459.6
Other non-current liabilities	795.0	896.9

Total BorgWarner Inc. stockholders’ equity	2,137.2	2,006.0
Noncontrolling interest	33.5	31.5

Total stockholders’ equity	2,170.7	2,037.5

Total liabilities and stockholders’ equity	$4,791.2	$4,644.0

Balance Sheet

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 30,
	2009	2008

Operating
Net earnings (loss)	$(20.2)	$60.0
Non-cash charges (credits) to operations:
Depreciation and amortization	192.0	223.4
Convertible bond premium amortization	8.3	—
Restructuring expense, net of cash paid	39.4	17.8
Goodwill impairment charge	—	146.8
Deferred income tax benefit	(46.1)	(25.2)
Other non-cash items	36.0	15.3

Net earnings adjusted for non-cash charges to operations	209.4	438.1
Changes in assets and liabilities	16.9	(173.0)

Net cash provided by operating activities	226.3	265.1

Investing
Capital expenditures, including tooling outlays	(127.2)	(265.6)
Payments for business acquired, net of cash acquired	(23.0)	(58.8)
Net proceeds from asset disposals	20.5	4.2
Net proceeds from sale of business	—	5.5
Proceeds from sales of marketable securities	—	14.6

Net cash used in investing activities	(129.7)	(300.1)

Financing
Net change in notes payable	(109.3)	80.7
Net change in long-term debt	218.9	(7.3)
Payment for purchase of bond hedge, net of proceeds from warrant issuance	(25.2)	—
Reduction in accounts receivable securitization facility	(50.0)	—
Payment for purchase of treasury stock	—	(48.4)
Proceeds from interest rate swap termination	30.0	—
Proceeds from stock options exercised, including the tax benefit	5.8	16.2
Dividends paid to BorgWarner stockholders	(13.8)	(38.3)
Dividends paid to noncontrolling stockholders	(8.7)	(12.9)

Net cash provided by (used in) financing activities	47.7	(10.0)

Effect of exchange rate changes on cash	11.1	(7.7)

Net increase (decrease) in cash	155.4	(52.7)

Cash at beginning of year	103.4	188.5

Cash at end of period	$258.8	$135.8

Cash Flow